FORM COPY OF NEW EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, to be effective as of XXXX 2018 by and between

BIOTECH PRODUCTS SERVICES AND RESEARCH, INC., a Nevada corporation with its principal offices located at 515 North Shore Drive, Miami Beach, FL 33140 (hereinafter “Employer”)

AND

XXX       , an adult individual residing at XXX (hereinafter “Employee”)

WITNESSETH THAT:

WHEREAS, the Employer desires to employ a person to XXXXXX;

WHEREAS, the Employer is XXXXX;

WHEREAS, the Employee has the requisite background and experience;

WHEREAS, the parties have negotiated and reached certain understandings, and desire a document to formalize and evidence those understandings;

NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual promises and covenants contained herein, the parties have agreed, and do hereby agree, as follows:

1. EMPLOYMENT. (a) For the term provided in Paragraph 2, Employer hereby employs Employee, and Employee hereby accepts that employment, upon the terms and conditions hereinafter set forth.

(b) This Agreement shall supersede and replace all prior discussions, negotiations, memoranda, e-mail, correspondence, understandings, and agreements pertaining to the employment of Employee by Employer, including especially the existing employment agreement between Employer and Employee which is hereby mutually terminated without remaining liability on either party.

(c) Employee represents and warrants that she is not subject to any covenant or agreement, such as a Covenant not to Compete, which would limit or restrict his performance under this Agreement and she knows of no reason why he cannot fully perform his duties hereunder.

2. TERM. (a) This Agreement shall be effective as of XXXXX, 2018.

(b) This Agreement shall continue and exist for an initial period from such effective date until December 31, 2020 (initial term).

(c) This Agreement shall thereafter be subject to successive, automatic one (1) year extensions if (i) on October 31 of the then existing employment year, neither party is then in default under this Agreement and (ii) by said October 31 neither party has given the other notice that this Agreement shall terminate as of December 31 of that current employment year. For purposes of this Agreement, an employment year is January 1st to December 31st .

(d) Notwithstanding the foregoing, the term of this Agreement is subject to the various termination provisions contained hereafter.

3. EMPLOYEE’S POSITION AND DUTIES. (a) Employee shall serve as the XXXX and in such position shall report directly to the Chief Executive Officer and indirectly to the Board of Directors through the Chief Executive Officer.

(b) Employee shall perform all of the normal functions of an XXXXX, including, as assigned by the CEO or Board of Directors: XXXXX.

(c) Employee’s performance shall be subject to the supervision of Employer’s Chief Executive Officer and Board of Directors. The precise job description and the specific services to be rendered by Employee may be defined, interpreted, curtailed, or extended, from time to time, by determination of the Employer’s Board of Directors, provided, however, that any definition, interpretation, curtailment, or extension shall be consistent with the status of, and/or experience required for, the responsibilities for which Employee has been engaged hereunder. It is the intent of this provision to provide Employer with flexibility in assigning responsibilities to Employee and/or promoting Employee, and this provision shall not be used to discipline, embarrass, humiliate or harass Employee.

4. EXTENT OF SERVICES. Employee agrees that this employment constitutes his sole employment and understands that his primary loyalty and responsibility is to Employer. Accordingly, Employee shall devote such full and proper time, attention, and energies to the business of Employer as shall be necessary or consistent with such understanding and Employee shall not, during the term of this Agreement be engaged in any other business activity (whether or not such business activity is pursued for gain, profit, or other pecuniary advantage), which conflicts with Employee’s employment responsibilities hereunder, without prior, written authorization of Employer’s Board of Directors. Nothing contained herein shall be construed as preventing Employee from investing his assets in such form or manner as Employee may select, provided that such investment will not require any services on Employee’s part in the operation of the affairs of the companies in which such investments are made.

5. COMPENSATION-BASE. (a) During each employment year, for his services rendered under this Agreement, Employee shall be paid base compensation (“Base Compensation”), initially calculated at the annualized rate of ($XXXX) but pro-rated for the 2018 partial year. Such Base Compensation shall be paid in equal semi-monthly (1st and 15th) installments, commencing May 1, 2018, in arrears. Such Base Compensation shall be in addition to such fringe benefits as provided herein.

(b) At the end of each employment year, the EMPLOYER’s Board of Directors shall review the performance of EMPLOYEE for such year and, based upon such evaluation, establish any increase in the Base Compensation including the cost of living adjustment, payable to EMPLOYEE for the succeeding fiscal year. EMPLOYER shall not be obligated to provide any increase; however, any increase shall supersede the “floor” then existing under subparagraph (a).

6. COMPENSATION-FRINGE BENEFITS. Employee shall receive fringe benefits as provided by Employer’s standard policies. Employee shall receive at least the following, which may be extended or increased, but not reduced, by Employer:

(a) Vacation - Employee shall be entitled to paid vacation of four (4) weeks during each year of this Agreement including any extension year of this Agreement, which shall be earned at the rate of one week for each three (3) months of consecutive employment. Unused vacation time may be accumulated from year to year if unused. Employee shall not be compensated for any unused vacation time.

(b) Base Personal Leave - During each year of this Agreement, Employee shall receive ten (10) days paid personal leave, which shall not be accumulated from year to year if unused. Employee shall not be compensated for any unused personal leave. “Personal leave” shall include sick leave, bereavement leave, so-called “personal days” and all other personal time off, other than the same legal holidays as used by employees in the State of Florida.

(c) Medical Insurance - Employee shall receive such medical, surgical, dental and/or hospitalization insurance as Employer shall provide to its senior management and the members of the Employer’s Board of Directors.

(d) Other - Employee shall receive such other fringe benefits as are made available to any other senior management. Nothing contained in this Agreement shall be in lieu of any rights, benefits and privileges to which Employee may be entitled under any Section 125 Plan, 401(k), retirement, pension, profit-sharing, insurance, ESOT/ESOP, hospitalization, medical, surgical, dental, legal or other plans which may hereafter be adopted, either by Employer or any parent, subsidiary or affiliate of Employer. Employee shall have the same rights and privileges to participate in such plans and benefits as any other employee during his period of employment and Employee shall be entitled to participate on a parity with executives of equal rank.

Employee shall receive fringe benefits as provided by Employer’s standard policies.

7. EXPENSES. Employee is not authorized to incur expenses on behalf of, or chargeable to, Employer, with respect to his business travel, including transportation, lodging, food, entertainment, etc. except within such guidelines as may be established from time to time by the Employer’s Management. Employer shall reimburse Employee for authorized expenses within such guidelines upon presentation by Employee, from time to time, of an itemized account of such expenditures in such form as Employer may require, together with receipts or other proofs of the expenditures as may be required.

(b) All un-repaid advances by Employee to Employer prior to January 1, 2018 and all un-reimbursed expenses of Employee incurred prior to January 1, 2018 are forgiven and shall be written off by Employee. Beginning with the second round of new financing, Employer shall repay the un-repaid advances subsequent to December 31, 2017 and the un-reimbursed expenses incurred subsequent to December 31, 2017, over a period of six (6) months.

8. WORKING FACILITIES AND ALLOWANCES. (a) Employee shall be furnished, at Employer’s expense, at its principal office, with all necessary working facilities, including but not limited to an equipped office and telephone/facsimile/copying services, suitable to his position and adequate for the performance of his duties.

(b) Employer shall continue to provide Employee with a cell phone and shall pay such amount as shall be agreed upon from time to time for usage, including data usage.

(c) Employer shall pay to Employee, monthly in arrears, an allowance of up to One Hundred Dollars ($100) for reimbursement of the costs of internet connections and internet usage incurred by Employee for business purposes during such month.

9. NON-DISCLOSURE OF INFORMATION. (a) Employee recognizes and acknowledges that, during the course of his employment, she will have access to valuable “Proprietary Information” as limited in subparagraph (b) below, including, but not limited to: management plans for expansion, licensing, marketing, sales, and advertising, etc.; financial data such as revenues, costs, expenses, cash flow, working capital, etc.; customer data, including names, contact persons and numbers, terms and conditions of relationships, etc.; employee data including names, addresses telephone numbers, personal data, compensation arrangements and employment terms, etc.; sales and marketing arrangements, contracts, and relationships; computer systems, including hardware and software, etc.; and Employer’s costing, pricing and bidding methods and procedures; and that such information constitutes unique assets of the business of Employer and of which Employer is the sole and exclusive owner. Employee will treat such Proprietary Information on a confidential basis and will not, during or after his employment, personally use or disclose all, or any part of, such Proprietary Information to any person, firm, corporation, association, agency, or other entity except as properly required in the conduct of the business of Employer or, except as authorized in writing by Employer, publish, disclose or authorize anyone else to publish or disclose, any Proprietary Information of Employer with which Employee’s service may in any way acquaint Employee. Employee shall surrender possession of all Proprietary Information, including especially all Trade Secrets, to Employer upon any suspension or termination of Employee’s employment with the Employer. In the event of a breach, or threatened breach, by Employee, of the provisions of this Paragraph, Employer shall be entitled to a preliminary, temporary and permanent injunction restraining Employee from disclosing in whole or in part, any such Proprietary Information and/or from rendering any services to any person, firm, corporation, association, agency, or other entity to whom such information, in whole or in part, has been disclosed or is threatened to be disclosed. Furthermore, nothing herein shall be construed as prohibiting Employer from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Employee.

(b) For purposes hereof, “Proprietary Information” shall not include information which (i) is publicly available from a source other than Employee or can be lawfully obtained from a third party or parties in lawful possession thereof, or (ii) is publicly released in writing by Employer, or (iii) is required to be disclosed pursuant to the authority of any court or public agency.

(c) For purposes hereof, “Proprietary Information” shall not include the knowledge of the Employee used in circumstances which are not competitive with Employer’s business.

10. NONSOLICITATION COVENANT. (a) For a period of twenty-four (24) months after the termination of this Agreement (including any extension thereof) (the “Post Termination Period”) Employee shall not solicit, directly or indirectly, by any means, any of the employees, consultants, referral sources, customers or “leads” of Employer, such status being determined as of the date of termination. “Customer or “leads” of Employer” shall include customers and leads obtained for Employer by Employee as contemplated by this Agreement.

(b) Employer and Employee agree that if any court of competent jurisdiction shall, for any reason conclude that any portion of this covenant shall be too restrictive, the court shall determine and apply lesser restrictions, it being the intent of the parties that some such restrictions shall be applicable for the protection of Employer and its shareholders.

(c) This covenant has been given to induce Employer to enter into this Agreement and provide Employee’s job responsibilities and compensation.

11. RESTRICTIVE COVENANT. (a) During the term of this Agreement and for a period of twelve (12) months after the termination of this Agreement and any extension thereof, Employee shall not, within a radius of one hundred (100) miles of any then operating facility of Employer, directly or indirectly, compete with, own, manage, operate, control, be employed by, consult for, participate in, perform services for, or be connected in any manner with the ownership, management, operation or control of any business similar to the type of business conducted by Employer (or any parent, subsidiary or affiliate) at the time of the termination of this Agreement. Employee shall not, directly or indirectly, compete with any products or services marketed or offered by Employer at the time of termination, or engage in any activities which could be deemed competitive or a conflict of interest.

12. DISABILITY. (a) If Employee is unable to perform his services by reason of illness or incapacity for a period of more than twenty (20) consecutive work days or more than three (3) weeks in any ninety day period, Employee shall be considered to be “disabled” for purposes of this provision. The compensation payable to Employee during such ninety day period shall be continued, and shall be based upon his then effective annual base compensation.

(b) Employer may apply for and procure disability insurance on Employee, based upon his then effective annual base compensation, which shall commence paying benefits at the end of the ninety day period, or as soon thereafter as commercially available policies permit. Upon commencement of disability insurance benefits, if obtained, Employer may discontinue the payment of compensation altogether and terminate this Agreement with no further or continuing liability or may continue this Agreement, without the payment of compensation, in which case the full compensation shall be reinstated upon Employee’s return to service and the discharge of his full duties hereunder.

(c) Employer may elect to continue payment of up to full compensation notwithstanding the foregoing. Such payments shall be in the sole discretion of Employer, may be discontinued at any time, and if initiated shall not thereby become a duty or requirement.

13. TERMINATION OF EMPLOYMENT. (a) Employer can terminate Employee’s employment at any time for good cause. Without intending to limit the definition of good cause hereby, good cause will include:

(1)       the Employee’s death;

(2)       the Employee’s disability as provided in Paragraph 12 above;

(3)       any administrative or governmental action which prohibits, limits, restricts or otherwise materially affects Employee’s ability to perform his duties hereunder;

(4)       Employee’s willful and intentional failure or willful and intentional refusal to follow reasonable instructions of the Employer’s Board of Directors or reasonable and material policies, standards and regulations of the Employer’s Board of Directors or management;

(5)       Employee’s material breach or default in the performance of the predominance of his duties under this Agreement;

(6)       the occurrence of one of the following events:

(i) Employee commits and/or is officially charged with a felony or any crime involving moral turpitude or unethical conduct which in the good faith opinion of the Employer could materially impair disability to perform his duties or which impacts the goodwill or reputation of the Employer;

(ii) Employee commits an act, or fails to take action in bad faith and to the material detriment of the Employer, or

(iii) in the good faith opinion of the Employer’s Board of Directors, the Employee fails, to a material extent, to fully and faithfully perform his obligations under this Employment Agreement.

(b) In the event of the bankruptcy (Chapter 7), reorganization (Chapter 11) or other termination of the business of the Employer, the provisions of Paragraph 11 shall continue in full force and effect only so long as full base compensation by Employer shall continue, if such is in effect at the date of termination.

14. NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given:

(i) on the date of service if served personally on the Party to whom notice is to be given; or

(ii) on the day of delivery or rejection/refusal if sent by nationally-recognized overnight courier service (e.g., FedEx, UPS) if properly addressed as set forth below: or

(iii) on the third day after mailing if mailed to the Party to whom notice is to be given by first class mail, registered or certified, postage prepaid, and properly addressed as follows or to such other location as a Party may designate in writing from time to time:

Employer:	Biotech Products Services and Research, Inc.
XXXXXX
XXXXX
XXXXXX
Attn: Manuel E. Iglesias, CEO

with a copy to:	Fox Law Offices, P.A.
561 NE Zebrina Senda
Jensen Beach, Florida 34957
Attn: Richard C. Fox, Esq.

Employee:	XXXX
XXXXX
XXXXXX

15. LIFE INSURANCE. Employer may, in its discretion at any time after the effective date of this Agreement, apply for and procure, as owner and for its own benefit, insurance on the life of Employee, in such amounts and in such forms as Employer may choose. Employer shall not be required to give Employee any interest whatsoever in any such policy or policies, (although nothing contained herein shall be deemed to prohibit any such arrangement) but Employee shall, at the request of Employer, subject himself to such medical examination, supply such personal information, and execute such medical information releases and documents as may be required by the insurance company or companies to whom Employer has applied for such insurance.

16. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties and all prior negotiations, memoranda, understandings and interim agreements have been merged herein, including especially the prior employment agreement between Employer and Employee which has been mutually terminated without remaining liability on either party.

17. PARAGRAPH HEADINGS; CONSTRUCTION. The Paragraph headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any of the provisions of this Agreement. Each of the Parties agrees that it/his and its/his counsel participated equally in the preparation of this Agreement and related documents and shall be deemed to have been written by both parties and shall not be construed against either party.

18. APPLICABLE LAW. This Agreement shall be governed for all purposes by the laws of the State of Florida, without reference to any “conflict of laws” provisions. If any provision of this Agreement is declared void, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.

19. VENUE AND JURISDICTION. Venue and jurisdiction of any controversy, claim or dispute arising out of this Agreement, or the breach thereof, that cannot be resolved by negotiation, shall be only in the U.S. federal court or Florida state courts for Miami-Dade County and no other court shall have venue or jurisdiction of any matter hereunder. Each party waives any claim to forum non conveniens. This Agreement shall be deemed to have been written by both parties and shall not be construed against either party. The prevailing Party in any action at law or in equity arising out of or related to this Agreement shall be entitled to recover from the non-prevailing Party its costs at all levels, including without limitation its attorneys’ and accountants’ fees.

20. AMENDMENTS. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected except by an instrument in writing executed by or on behalf of the party against whom enforcement of any waiver, change, modification, consent or discharge is sought.

21. WAIVER OF BREACH. (a) The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party. The failure of a party to exercise any rights or privileges under this Agreement shall not be deemed to be a waiver or extinguishment of such rights or privileges, all of which shall continue to be exercisable.

(b) No delay or failure by a party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein. No exercise of any right shall constitute an election of remedies and all rights shall be cumulative.

22. COUNTERPARTS. This Agreement may be executed in two or more counterparts, by facsimile or by electronic or scanned signatures, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one of such counterparts, and any such copy shall be deemed an original for all purposes.

23. NO ASSIGNMENT OR DELEGATION BY EMPLOYEE. Employer has entered into this Agreement reposing special trust and confidence in Employee and his education, experience and business contacts. Employee may not assign any of the rights and powers contained herein or delegate any of the duties required herein without the Employer’s prior written approval. This Agreement shall be binding upon all successors and assignees of Employer.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto set their hands and seals as of the _day of April, 2018:

BIOTECH PRODUCTS SERVICES AND RESEARCH, INC.

By:
Manuel E. Iglesias, President/CEO

WITNESS:	EMPLOYEE:

XXXXX